Exhibit 99.1

ATHERSYS REPORTS FIRST QUARTER 2019 RESULTS
Management to host conference call at 4:30 pm EDT today
CLEVELAND, Ohio, May 8, 2019 — Athersys, Inc. (NASDAQ: ATHX) announced today its financial results for the three months ended March 31, 2019.
Highlights of the first quarter of 2019 and recent events include:

•
Announced positive results from our exploratory clinical study of MultiStem® cell therapy for treatment of acute respiratory distress syndrome ("MUST-ARDS"), showing reduced mortality and greater ventilator-free and ICU-free days in patients with moderate to severe ARDS;

•	The MUST-ARDS study has been selected for presentation at the American Thoracic Society International Conference on May 20, 2019;

•
Our partner in Japan, HEALIOS K.K. ("Healios"), announced its first patient enrolled in the ONE-BRIDGE study in Japan, evaluating MultiStem cell therapy treatment of patients who suffer from pneumonia-induced ARDS;

•	Advanced ischemic stroke program, supporting Healios' TREASURE study and ramping up our MASTERS-2 Phase 3 registrational study;

•
Announced plans to host an investor day in New York City on May 14, 2019 that will highlight the Company's capabilities and technologies, as well as progress made developing the MultiStem product platform and future plans;

•
Participated in several investor conferences and media interviews, including "The Stem Cell Podcast" and the "Forbes Book Podcast" as the featured guest; also featured live on TD Ameritrade's "The WatchList";

•	Launched a revamped website with a simplified design, improved functionality and enhanced content to help educate our visitors;

•	Recognized revenues of $1.4 million for the quarter ended March 31, 2019 and net loss of $13.0 million, or $0.09 net loss per share, for the quarter ended March 31, 2019; and

•	Ended the 2019 first quarter with $51.0 million of cash and cash equivalents.
“We made continued progress in the first quarter of 2019 in advancing our key initiatives, reflected by the release of results from our ARDS study and the continued progress of enrollment in our Phase 3 MASTERS-2 trial and the TREASURE registrational study being conducted by our partner in Japan for treating ischemic stroke,” commented Dr. Gil Van Bokkelen, Chairman & CEO at Athersys. “We are working collaboratively with Healios in multiple areas, which includes supporting their initiation of the ONE-BRIDGE study for ARDS, and we further strengthened our core capabilities."
“In addition, we have maintained a solid balance sheet as we continue to implement our strategic plan, working toward the achievement of our key goals on behalf of our shareholders and the patients we are committed to helping,” concluded Dr. Van Bokkelen.

First Quarter Results
Revenues increased to $1.4 million for the three months ended March 31, 2019 compared to $1.1 million for the three months ended March 31, 2018. Our revenues are generally derived from license fees, manufacturing-related activities for Healios, other royalty and related contract revenue from our collaborations, and grant revenue. Revenues from our collaboration with Healios increased quarter-over-quarter related to our manufacturing services. Royalty revenues from RTI Surgical, Inc. have concluded with its discontinuation of distribution of the licensed product.
Research and development expenses increased to $11.4 million for the three months ended March 31, 2019 from $8.9 million for the comparable period in 2018. The $2.5 million increase is primarily associated with increased clinical trial and manufacturing process development costs of $1.9 million, increased personnel costs of $0.4 million, and increased stock compensation costs of $0.1 million. Included in our clinical costs are costs associated with providing manufacturing services to Healios, which are invoiced to Healios in accordance with the collaboration agreements.
General and administrative expenses increased to $3.1 million for the three months ended March 31, 2019 from $2.7 million in the comparable period in 2018. The $0.4 million increase was due primarily to increased legal and professional fees, consulting services, and stock compensation costs compared to the same period last year.
Net loss for the first quarter was $13.0 million in 2019 compared to a net loss of $10.2 million in 2018. The difference of $2.8 million reflects the above variances, as well as a decrease of $0.2 million in other income.
In the three months ended March 31, 2019, net cash used in operating activities was $5.5 million compared to $5.7 million in the three months ended March 31, 2018. At March 31, 2019, we had $51.0 million in cash and cash equivalents, compared to $51.1 million at December 31, 2018.

Conference Call
William (B.J.) Lehmann, President and Chief Operating Officer, and Laura Campbell, Senior Vice President of Finance, will host a conference call today to review the results as follows:

Date	May 8, 2019
Time	4:30 p.m. (Eastern Time)
Telephone access: U.S. and Canada	(877) 396-3286
Telephone access: International	(647) 689-5528
Access code	6595362
Live webcast	www.athersys.com, under the Investors section

We encourage shareholders to listen using the webcast link and to use the phone line if you intend to ask a question. A replay will be available at www.athersys.com under the Investors section approximately two hours after the call has ended. Shareholders may also call in for on-demand listening shortly after the completion of the call until 11:59 PM Eastern Time on May 15, 2019 by dialing (800) 585-8367 or (416) 621-4642 and entering Encore passcode 6595362.
About Athersys
Athersys is an international biotechnology company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing its MultiStem cell therapy product, a patented, adult-derived "off-the-shelf" stem cell product, initially for disease indications in the neurological, inflammatory and immune, cardiovascular, and other critical care indications and has several ongoing clinical trials evaluating this potential regenerative medicine product. Athersys has forged strategic partnerships and a broad network of collaborations to further advance the MultiStem cell therapy toward commercialization. More information is available at www.athersys.com. Follow Athersys on Twitter at www.twitter.com/athersys.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “suggest,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face that could cause actual results to differ materially from those implied by forward-looking statements are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as therapeutics, including the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: our ability to raise capital to fund our operations; the timing and nature of results from our MultiStem clinical trials, including the MASTERS-2 Phase 3 clinical trial and Healios’ TREASURE and ONE-BRIDGE clinical trials in Japan; the possibility of delays in, adverse results of, and excessive costs of the development process; our ability to successfully initiate and complete clinical trials of our product candidates; the possibility of delays, work stoppages or interruptions in manufacturing by third parties to us, such as due to material supply constraints, contaminations, or regulatory issues, which could negatively impact our trials and the trials of our collaborators; uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem cell therapy for the treatment of stroke, acute respiratory distress syndrome, acute myocardial infarction and trauma, and the prevention of graft-versus-host disease and other disease indications; changes in external market factors; changes in our industry's overall performance; changes in our business strategy; our ability to protect and defend our intellectual property and related business operations, including the successful prosecution of our patent applications and enforcement of our patent rights, and operate our business in an environment of rapid technology and intellectual property development; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our ability to work with Healios to reach an agreement for an option in China; our ability to meet milestones and earn royalties under our collaboration agreements, including the success of our collaboration with Healios; our collaborators’ ability to continue to fulfill their obligations under the terms of our collaboration agreements and generate sales related to our technologies; the success of our efforts to enter into new strategic partnerships and advance our programs, including, without limitation, in North America, Europe and Japan; our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
William (B.J.) Lehmann, J.D.
President and Chief Operating Officer
Tel: (216) 431-9900
bjlehmann@athersys.com
Karen Hunady
Corporate Communications & Investor Relations
Tel: (216) 431-9900
khunady@athersys.com
David Schull
Russo Partners, LLC
Tel: (212) 845-4271 or (858) 717-2310
David.schull@russopartnersllc.com
(Tables Follow)

Athersys, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2019	December 31, 2018
	(Unaudited)	(Note)
Assets
Cash and cash equivalents	$51,018	$51,059
Accounts receivable	11	262
Accounts receivable from Healios, billed and unbilled	2,467	4,728
Prepaid expenses, deposits and other	2,537	2,679
Equipment, net	2,882	3,002
Total assets	$58,915	$61,730
Liabilities and stockholders’ equity
Accounts payable, accrued expenses and other	$14,970	$12,801
Deposit from Healios	2,000	2,000
Deferred revenue	1,173	674
Advance from Healios	3,984	3,139
Total stockholders’ equity	36,788	43,116
Total liabilities and stockholders’ equity	$58,915	$61,730

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

Athersys, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three months ended March 31,
	2019	2018
Revenues
Contract revenue from Healios	$1,441	$348
Royalty revenue	—	401
Grant revenue	4	317
Total revenues	1,445	1,066
Costs and expenses
Research and development	11,415	8,850
General and administrative	3,106	2,655
Depreciation	184	186
Total costs and expenses	14,705	11,691
Gain from insurance proceeds	—	363
Loss from operations	(13,260)	(10,262)
Other income, net	304	107
Net loss and comprehensive loss	$(12,956)	$(10,155)
Net loss per share, basic and diluted	$(0.09)	$(0.08)
Weighted average shares outstanding, basic and diluted	145,964	126,897